Exhibit 99.1

SUNEDISON SEMICONDUCTOR REPORTS THIRD QUARTER 2016 RESULTS

St. Peters, Missouri, November 3, 2016 -- SunEdison Semiconductor Limited (NASDAQ OMX: SEMI) ("SunEdison Semiconductor" or the “Company”) today reported financial results for the third quarter ended September 30, 2016.

Results Review
Net sales for the 2016 third quarter were $192.5 million, up 0.8% sequentially compared to $190.9 million in the prior quarter. The sequential increase was primarily driven by higher unit volume and stable pricing. Gross profit for the 2016 third quarter was $16.8 million, or 8.7% of net sales, compared to $17.5 million, or 9.2% of net sales in the prior quarter.
Third quarter 2016 operating loss was $15.0 million, compared to an operating loss of $25.9 million in the 2016 second quarter. Third quarter 2016 operating loss included long-lived asset impairment and restructuring charges of $1.4 million and $0.8 million, respectively, primarily related to the 2015 Ipoh restructuring plan. Second quarter 2016 operating loss included a $14.7 million long-lived asset impairment charge related to the previous sale of our polysilicon and chlorosilanes plant in Merano, Italy and a $1.1 million restructuring charge related to previously announced restructuring activities.
Third quarter 2016 operating cash flow was $15.6 million compared to $11.1 million in the prior quarter. Third quarter 2016 cash from financing activities was $11.0 million and included $11.5 million of advanced payments related to a customer deposit. Capital spending was $28.0 million during the third quarter, of which $11.5 million was funded by the customer deposit. The Company ended the quarter with cash and cash equivalents of $78.3 million, which does not include the customer deposit.
Third quarter 2016 Adjusted EBITDA was $17.0 million, or 8.8% of sales, down $3.3 million compared to $20.3 million, or 10.6% of sales for the prior quarter. Third quarter 2016 and second quarter 2016 Adjusted EBITDA included foreign exchange losses of $3.8 million and $2.9 million, respectively, associated with the re-measurement of intra-company balances and derivative foreign currency forward contracts. Third quarter 2015 Adjusted EBITDA included a $1.7 million loss associated with the re-measurement of intra-company balances and derivative foreign currency forward contracts. Please see the reconciliation of Adjusted EBITDA to GAAP financial measures and a description of Adjusted EBITDA in the attached financial tables.

Conference Call
SunEdison Semiconductor will not be hosting a conference call related to the third quarter results. The company expects to file its Form 10-Q for the quarter on November 3, 2016.

About SunEdison Semiconductor
SunEdison Semiconductor is a global leader in the manufacture and sale of silicon wafers to the semiconductor industry. For over 55 years, SunEdison Semiconductor has been a pioneer in the design and development of silicon wafer technologies. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison Semiconductor enables the next generation of high performance semiconductor devices. SunEdison Semiconductor’s common stock is listed on the NASDAQ OMX Global Select Market under the symbol "SEMI". For more information about SunEdison Semiconductor, please visit www.sunedisonsemi.com.

Investor & Media Contact

SunEdison Semiconductor
501 Pearl Drive
St. Peters, MO 63376
+1 636 474 5000
www.sunedisonsemi.com

Chris Chaney
Director, Investor Relations & Corporate Communications
SunEdison Semiconductor Limited
cchaney@sunedisonsemi.com
+1 636 474 5226

-tables to follow-

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net sales to non-affiliates	$192.5	$190.9	$189.0	$565.7	$595.0
Net sales to affiliates	—	—	—	—	0.8
Cost of goods sold	175.7	173.4	167.7	516.4	533.8
Gross profit	16.8	17.5	21.3	49.3	62.0
Operating expenses:
Marketing and administration	22.9	20.9	21.1	63.5	63.0
Research and development	6.7	6.7	8.4	20.0	23.8
Restructuring charges	0.8	1.1	3.9	3.4	3.7
Long-lived asset impairment charges	1.4	14.7	56.7	16.1	58.0
Operating loss	(15.0)	(25.9)	(68.8)	(53.7)	(86.5)
Non-operating expenses (income):
Interest expense	3.2	3.4	3.6	10.6	10.7
Interest income	(0.1)	(0.1)	(0.1)	(0.3)	(0.3)
Other, net	3.9	2.9	0.3	13.6	(8.9)
Total non-operating expenses	7.0	6.2	3.8	23.9	1.5
Loss before income tax expense	(22.0)	(32.1)	(72.6)	(77.6)	(88.0)
Income tax expense	3.4	5.4	7.8	16.2	16.2
Loss before equity in loss of equity method investments	(25.4)	(37.5)	(80.4)	(93.8)	(104.2)
Equity in loss of equity method investments, net of tax	—	(11.0)	(0.4)	(97.2)	(1.4)
Net loss	$(25.4)	$(48.5)	$(80.8)	$(191.0)	$(105.6)
Basic loss per share	$(0.60)	$(1.15)	$(1.93)	$(4.54)	$(2.53)
Diluted loss per share	$(0.60)	$(1.15)	$(1.93)	$(4.54)	$(2.53)
Weighted-average shares used in computing basic loss per share	42.4	42.0	41.9	42.1	41.7
Weighted-average shares used in computing diluted loss per share	42.4	42.0	41.9	42.1	41.7

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$78.3	$83.5
Accounts receivable, net	89.2	85.8
Inventories	115.1	109.3
Prepaid and other current assets	33.7	31.2
Total current assets	316.3	309.8
Property, plant, and equipment, net	535.9	530.8
Investments	0.3	121.9
Other assets	90.5	86.5
Total assets	$943.0	$1,049.0

Liabilities and Shareholders' Equity
Current liabilities:
Current portion, long-term debt	$11.7	$6.7
Short-term borrowings	9.5	6.6
Accounts payable	125.7	116.5
Deposit for investment distribution	—	35.0
Accrued liabilities	41.5	46.4
Accrued wages and salaries	23.8	21.1
Restructuring liabilities	6.5	9.1
Total current liabilities	218.7	241.4
Long-term debt, less current portion	194.2	191.9
Pension and post-employment liabilities	52.2	51.9
Restructuring liabilities	0.2	3.5
Refundable customer deposits	41.0	—
Other liabilities	24.4	22.2
Total liabilities	530.7	510.9

Shareholders' equity:
Ordinary shares	968.6	957.2
Accumulated deficit	(406.4)	(215.4)
Accumulated other comprehensive loss	(151.1)	(204.9)
Total SunEdison Semiconductor Limited shareholders' equity	411.1	536.9
Noncontrolling interests	1.2	1.2
Total shareholders' equity	412.3	538.1
Total liabilities and shareholders' equity	$943.0	$1,049.0

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Cash flows from operating activities:
Net loss	$(25.4)	$(48.5)	$(80.8)	$(191.0)	$(105.6)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	28.5	28.5	24.4	83.5	81.9
Loss on partial sale of SMP investment	—	—	—	6.1	—
Long-lived asset impairment charges	1.4	14.7	56.7	16.1	58.0
Stock-based compensation	3.7	4.1	4.1	11.7	11.1
(Benefit) provision for deferred taxes	(0.7)	2.5	1.1	2.2	5.1
Equity in loss of equity method investments	—	11.0	0.4	97.2	1.4
Other	0.6	0.6	(1.6)	2.7	(2.1)
Changes in assets and liabilities:
Accounts receivable	4.9	(2.1)	17.9	(5.3)	8.3
Inventories	0.4	(2.6)	0.3	(1.7)	15.1
Accounts receivable, affiliate	—	—	—	—	(8.0)
Accounts payable, affiliate	—	—	—	—	12.4
Prepaid and other current assets	(5.3)	(5.0)	(1.9)	(3.1)	(3.3)
Accounts payable and accrued liabilities	2.7	9.4	(20.2)	6.4	(5.4)
Income taxes payable	1.4	(5.3)	3.0	(0.3)	3.4
Pension and post-employment liabilities	0.3	(0.3)	3.9	(0.3)	3.4
Restructuring liabilities	(0.9)	(0.2)	1.4	(0.9)	(4.9)
Other	4.0	4.3	(0.3)	14.4	(14.3)
Net cash provided by operating activities	15.6	11.1	8.4	37.7	56.5
Cash flows from investing activities:
Capital expenditures	(28.0)	(16.9)	(29.9)	(85.9)	(82.8)
Disbursements made for notes receivable	—	—	—	—	(9.1)
Proceeds from deposit for investment distribution	—	—	35.0	—	35.0
Other	—	3.9	—	6.4	—
Net cash (used in) provided by investing activities	(28.0)	(13.0)	5.1	(79.5)	(56.9)
Cash flows from financing activities:
Principal payments on long-term debt	(0.4)	(0.4)	(0.6)	(1.2)	(1.6)
Proceeds from long-term debt	—	—	—	4.2	—
Change in ordinary shares	—	(0.3)	(0.1)	(0.3)	(1.0)
Net (payments) proceeds on short-term borrowings	(0.1)	1.1	(0.6)	2.6	7.0
Advanced payments	11.5	0.9	—	30.1	—
Other	—	(0.1)	—	(0.1)	—
Net cash provided by (used in) financing activities	11.0	1.2	(1.3)	35.3	4.4
Effect of exchange rate changes on cash and cash equivalents	0.5	0.2	—	1.3	(1.4)
Net (decrease) increase in cash and cash equivalents	(0.9)	(0.5)	12.2	(5.2)	2.6
Cash and cash equivalents at beginning of period	79.2	79.7	78.6	83.5	88.2
Cash and cash equivalents at end of period	$78.3	$79.2	$90.8	$78.3	$90.8

SUNEDISON SEMICONDUCTOR LIMITED AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(In millions)

ADJUSTED EBITDA CALCULATION [*]

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net loss	$(25.4)	$(48.5)	$(80.8)	$(191.0)	$(105.6)
Interest, net	3.1	3.3	3.5	10.3	10.4
Income tax expense	3.4	5.4	7.8	16.2	16.2
Depreciation and amortization	28.0	28.0	23.7	81.9	79.9
Restructuring charges and other non-recurring items (1) (2) (3)	2.8	2.3	3.9	9.3	3.7
Loss on partial sale of SMP investment	—	—	—	6.1	—
Long-lived asset impairment charges	1.4	14.7	56.7	16.1	58.0
Stock compensation expense	3.7	4.1	4.1	11.7	11.1
Pension settlement charge (4)	—	—	4.8	—	4.8
Equity in loss of equity method investments (5)	—	11.0	0.4	97.2	1.4
Adjusted EBITDA [*]	$17.0	$20.3	$24.1	$57.8	$79.9

(1)
For the nine months ended September 30, 2016, we recognized approximately $0.2 million of securities transaction tax related to the disposition of approximately 30% investment interest in SMP, Ltd ("SMP") to our subsidiary. This is a non-recurring expense that is excluded from Adjusted EBITDA as we do not consider this to be useful in assessing our on-going operating performance.

(2)
For the three months ended June 30, 2016 and nine months ended September 30, 2016, we reserved approximately $0.3 million and $2.4 million, respectively, in net receivables from SunEdison, Inc., our former parent, due to the SunEdison, Inc. Chapter 11 bankruptcy filing on April 21, 2016. This is excluded from Adjusted EBITDA as we do not consider this to be useful in assessing our on-going operating performance.

(3)
In the current year, we changed our methodology for reporting Adjusted EBITDA results to exclude expenses related to our evaluation of strategic alternatives and the Global Wafers transaction, consisting mainly of legal and administration expenses related to these activities. For the three months ended September 30, 2016 and June 30, 2016, and the nine months ended September 30, 2016, other non-recurring items included $2.0 million, $0.9 million, and $3.3 million, respectively, of these expenses. These are non-recurring expenses that are excluded from Adjusted EBITDA as we do not consider this to be useful in assessing our on-going operating performance.

(4)
For the three and nine months ended September 30, 2015, we recognized approximately $4.8 million in interim lump-sum pension settlement charges related to our U.S. pension plan. Pension lump-sum settlement charges is a non-cash expense that is excluded from Adjusted EBITDA as we do not consider this to be useful in assessing our on-going operating performance.

(5)
For the three months ended June 30, 2016, we recognized $11.0 million equity in loss of equity method investments, net of tax, primarily due to the recognition of accumulated currency translation losses as a result of changing from an equity method to cost method investment for SMP. For the nine months ended September, 2016, we recognized a total of $97.2 million equity in loss of equity method investments, net of tax, primarily due to an $86.9 million other-than-temporary impairment charge related to SMP and the aforementioned accumulated currency translation losses of $11.0 million. These charges are non-cash expenses that are excluded from Adjusted EBITDA as we do not consider this to be useful in assessing our on-going operating performance.

[*]
Adjusted EBITDA is a non-GAAP financial measure. This measurement should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items or items that we do not consider to be useful in assessing our on-going operational performance.

We define Adjusted EBITDA as earnings before net interest expense; income tax expense (benefit); depreciation and amortization; restructuring charges (reversals); non-recurring items; loss on sale of property, plant, and equipment; long-lived asset impairment charges; pension settlement charges; stock compensation expense; and equity in loss of equity method investments. All of the omitted items are either (i) non-cash items or (ii) items that we do not consider in assessing our on-going operating performance. Because it omits non-cash items, we feel that Adjusted EBITDA is less susceptible to variances in actual performance resulting from depreciation, amortization and other non-cash charges and more reflective of other factors that affect our operating performance. Because it omits the other items, we believe Adjusted EBITDA is also more reflective of our on-going operating performance. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and

•	it is used by our management for internal planning purposes, including aspects of our operating budget and capital expenditures.
Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments,

•	it does not reflect changes in, or cash requirements for, working capital,

•	it does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt,

•	it does not reflect payments made or future requirements for income taxes,

•
it adjusts for restructuring charges (reversals), non-recurring items, loss on sale of property, plant, and equipment, long-lived asset impairments, and pension settlement charges which are factors that we do not consider indicative of future performance,

•	it adjusts for non-cash stock compensation expense and equity in loss of equity method investments to more clearly reflect comparable period-over-period cash operating performance,

•
although it reflects adjustments for factors that we do not consider indicative of future performance, we may, in the future, incur expenses similar to the adjustments reflected in our calculation of Adjusted EBITDA, and

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect cash requirements for such replacements.

Investors are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis.